Exhibit 10.23

LEASE AGREEMENT

THIS LEASE AGREEMENT (“this Lease”) is made as of this 18th day of November, 2011, between ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company (“Landlord”), and NOVAVAX, INC., a Delaware corporation (“Tenant”).

BASIC LEASE PROVISIONS

Address:	20 Firstfield Road, Gaithersburg, Maryland 20878.

Premises:	That portion of the Project, consisting of the entire building (“Building”) containing approximately 53,464 rentable square feet, as determined by Landlord. The Building is shown on Exhibit A.

Project:	The real property on which the Building is located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Base Rent: $108,710.13, per month	Rentable Area of Premises: 53,464 sq. ft.

Rentable Area of Project: 53,464 sq. ft.	Tenant’s Share of Operating Expenses: 100%

Security Deposit: $543,550.65	Rent Adjustment Percentage: 3%

Base Term:	Beginning on the Rent Commencement Date and ending on October 31, 2023.

Permitted Use:	office, research, development, testing, manufacturing, storage, production, and sale of biologic, pharmaceutical, or any other products (including raw materials and consumables) regulated by the United States Food and Drug Administration, and for any other use permitted by the Legal Requirements with Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:	Landlord’s Notice Address:
For check payments remit to:	385 E. Colorado Blvd., Suite 299
Pasadena, CA 91101
SunTrust Bank	Attention: Corporate Secretary
P.O. Box 79840
Baltimore, MD 21279-0840

For overnight courier remit to:

Lockbox # 79840
c/o SunTrust Bank
1000 Stewart Avenue
Glen Burnie, MD 21061

Tenant’s Notice Address (before the Intercell Sublease Commencement Date):	Tenant’s Notice Address (from and after the Intercell Sublease Commencement Date):
Attn: Executive Director of Legal Affairs and	Attn: Executive Director of Legal Affairs and
Corporate Secretary	Corporate Secretary
9920 Belward Campus Drive	20 Firstfield Road
Rockville, MD 20850	Gaithersburg, MD 20878

With a copy of notices of Default (whether before or after the Intercell Sublease Commencement Date):

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Attention: Walter R. McCabe, Esquire

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

☒	EXHIBIT A - PREMISES DESCRIPTION	☒	EXHIBIT B - DESCRIPTION OF PROJECT
☒	EXHIBIT C – WORK LETTER	☒	EXHIBIT D - COMMENCEMENT DATE
☒	EXHIBIT E - RULES AND REGULATIONS	☒	EXHIBIT F - TENANT’S PERSONAL PROPERTY
☒	EXHIBIT G – LETTER OF CREDIT FORM

1.          Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Landlord reserves the right to modify the parking area and other portions of the Project, provided that such modifications do not materially adversely affect Tenant’s use of the Premises for the Permitted Use.

2.          Delivery; Acceptance of Premises; Commencement Date. As of the Commencement Date, Intercell USA, Inc., a Delaware corporation (“Intercell”), leases the Premises from Landlord pursuant to the terms and conditions of a Lease Agreement dated as of December 18, 2000, as amended (“Intercell Prime Lease”). Pursuant to the Sublease (“Intercell Sublease”) dated as of October 21, 2011 between Intercell, as sublandlord, and Tenant, as subtenant, Tenant will sublease the Premises from Intercell beginning on the Intercell Sublease Commencement Date (as defined below) and ending on March 31, 2013, the expiration date of the Intercell Sublease and the day before the Rent Commencement Date. Effective as of the Rent Commencement Date, Landlord shall use reasonable efforts to make the Premises available to Tenant for Tenant’s Work under the Work Letter and Tenant’s delivery of evidence of the insurance required hereby and by the Work Letter (“Delivery” or “Deliver”). If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein. If Landlord does not Deliver the Premises within 60 days of the Rent Commencement Date for any reason other than Force Majeure Delays and Intercell Delays (as defined below), this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated: (a) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. If Tenant does not elect to void this Lease within 5 business days of the lapse of such 60 day period, such right to void this Lease shall be waived and this Lease shall remain in full force and effect.

(a)          Defined Terms. For purposes of this Lease, (i) “Commencement Date” means the date on which this Lease is fully executed by Landlord and Tenant, (ii) “Force Majeure Delays” means delays arising by reason of any Force Majeure (as defined in Section 34), (iii) “Intercell Delays” means any delay by Intercell in vacating the Premises by the day before the Rent Commencement Date, (iv) “Intercell Sublease Commencement Date” means January 1, 2012, (v) “Rent Commencement Date” means April 1, 2013 (subject to the Base Rent Abatement [as defined in Section 4(b)]), (vi) “Tenant’s Work” means the work of constructing certain improvements, or performing certain work, with respect to the Premises described in the Work Letter attached hereto as Exhibit C, and (vii) “Term” means the Base Term, as defined above in the Basic Lease Provisions and any Extension Term that Tenant may elect pursuant to Section 39 hereof. Landlord and Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date, and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, that Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

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(b)          Condition of Premises. Except as set forth in the Work Letter and in this Lease, and subject to Landlord’s obligations under Section 13(a): (i) Tenant shall accept the Premises in their condition as of the Intercell Sublease Commencement Date, subject to all applicable Legal Requirements (as defined in Section 7), (ii) Landlord shall have no obligation for any defects in the Premises, and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Any entry onto the Premises by Tenant before the Intercell Sublease Commencement Date shall be subject to Tenant’s compliance with the provisions of Sections 16 (Indemnification) and 17 (Insurance) of the Intercell Prime Lease as though Tenant were the Tenant thereunder.

(c)          Environmental Report. Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein. Tenant acknowledges receipt of a Phase 1 Environmental Site Assessment report for the Building addressed to Landlord and Tenant and prepared by Environ International Corporation and dated November 15, 2011.

(d)          Conditions. This Lease is contingent on the following events (“Conditions”) occurring: (i) Landlord and Intercell executing and delivering an amendment to the Intercell Prime Lease, (ii) Landlord and Intercell executing and delivering an amendment to the lease agreement between Intercell and Landlord for premises located at 22 Firstfield Drive, Gaithersburg, Maryland, (iii) Landlord, Intercell, and Tenant executing and delivering a Consent to Sublease for the Premises, and (iv) Landlord, Intercell, and Tenant executing and delivering a Consent to Sublease for premises located at 22 Firstfield Drive, Gaithersburg, Maryland. Within 10 days after written request from either Landlord or Tenant, Landlord and Tenant shall execute and deliver a statement in form and substance reasonably acceptable to them confirming that the Conditions have been satisfied or waived.

3.           Rent.

(a)          Base Rent. The first month’s Base Rent shall be due and payable on delivery by Tenant of an executed copy of this Lease to Landlord. Subject to the Base Rent Abatement (as defined below), beginning on the Rent Commencement Date Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b)          Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

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4.          Base Rent Adjustments.

(a)        General. Base Rent shall be increased as follows:

(i)          As of the date or dates on which Landlord pays the Additional Tenant Improvement Allowance pursuant to Section 5 of the Work Letter (such increase in Base Rent to be calculated based on the amount of the Additional Tenant Improvement Allowance drawn and actually paid, transferred, or otherwise made available to Tenant), which amount shall be amortized over the aggregate term of the Intercell Sublease and the Base Term. If the Base Term is extended pursuant to the Extension Right (as defined in Section 39), such amount shall be re-amortized (effective as of the beginning of the applicable Extension Term) over the applicable Extension Term. The resulting amount so amortized shall be added to the monthly installments of Base Rent; provided, however, that the portion of such payments attributable to the term of the Intercell Sublease shall be paid directly by Tenant to Landlord on the first day of each month during the term of the Intercell Sublease. Tenant shall have the right, in the exercise of its sole discretion and upon not less than 30 days’ written notice to Landlord, to limit the amount of its repayment of the Additional Tenant Improvement Allowance to no more than $350,000 in any calendar year during the term of the Intercell Sublease and the Term (“Annual Cap”). If and for so long as Tenant makes such an election, the amounts in excess of the Annual Cap that Tenant does not pay to Landlord for such calendar year (“Excess Amount”) shall continue to accrue interest as set forth in this paragraph. On the expiration or earlier termination of this Lease, Tenant shall pay to Landlord as Additional Rent the Excess Amount together with interest accrued thereon. Each advance of the Additional Tenant Improvement Allowance shall accrue interest at 8% per annum from the date of advancement until the date on which such advance is repaid in full. At any time during the Base Term, Tenant shall have the right to pay the Excess Amount, at which time the Base Rent will be recalculated to reflect such payment.

(ii)         On the first and each subsequent anniversary of the first day of the first full month during the Term of this Lease (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent (which for this purpose shall be adjusted pursuant to the last sentence of this paragraph) payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated. The Rent Adjustment Percentage shall not be applicable to the Additional Tenant Improvement Allowance or any interest thereon paid in accordance with clause (i) above.

(b)          Base Rent Abatement. Provided Tenant is not in Default hereunder, Landlord hereby grants Tenant an abatement of the Base Rent (“Base Rent Abatement”) payable hereunder for the first 12 full calendar months commencing on the Rent Commencement Date. Thereafter, Tenant shall pay the full amount of Base Rent due in accordance with the provisions of this Lease. Notwithstanding anything to the contrary in this Section 4(b), the adjustment in the Base Rent as set forth in this Section 4 shall be based on the full and unabated amount of Base Rent payable for the first 12 month period from and after the Rent Commencement Date.

5.          Operating Expense Payments. Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (“Annual Estimate”), which may be revised by Landlord from time to time but no more frequently than twice during such calendar year. Beginning on the Rent Commencement Date, Tenant shall pay Landlord on or before the first day of each calendar month during the Term hereof an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated. All Operating Expenses shall be determined according to generally accepted accounting principles, consistently applied (“GAAP”).

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The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Project (including, without duplication, Taxes (as defined in Section 9), capital repairs and improvements (such capital repairs and improvements to be amortized over their useful life in accordance with generally acceptable accounting principles consistently applied, the costs of Landlord’s third party property manager not to exceed a management fee of 3% of Base Rent or, if there is no third party property manager, administration rent in the amount of 3% of Base Rent, in either case computed without reference to any period of Base Rent Abatement and any amounts of Additional Tenant Improvement Allowance repaid by Tenant pursuant to Section 4(a)(i) above), excluding only:

(a)          the original construction costs of the Project and renovation prior to the date of this Lease and costs of correcting defects in such original construction or renovation;

(b)          capital expenditures for expansion of the Project, and any capital improvements made within the last 24 month period of the Term, subject to Tenant’s repayment obligations under Section 14(a);

(c)          interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

(d)          depreciation of the Project (except for depreciation of capital improvements, the cost of which are expressly included in Operating Expenses);

(e)          advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(f)          legal and other expenses incurred in the negotiation or enforcement of leases;

(g)          completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h)          costs of utilities outside normal business hours sold to tenants of the Project;

(i)          costs to be reimbursed by other tenants of the Project, if any, or Taxes to be paid directly by Tenant or other tenants of the Project, if any, whether or not actually paid;

(j)          salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project;

(k)          general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(l)          costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

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(m)          costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(n)          penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord‘s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(o)          overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(p)          costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(q)          costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(r)          costs incurred in the sale or refinancing of the Project;

(s)          net income taxes of Landlord or the owner of any interest in the Project (except to the extent such net income taxes are in substitution for any Taxes payable hereunder), franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(t)          any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project;

(u)          reserves for future repairs and replacements; and

(v)         costs incurred by Landlord for repair or replacement of Building structural elements for which Landlord is responsible under this Lease.

Within 150 days after the end of each calendar year, Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.

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The Annual Statement shall be final and binding upon Tenant and Landlord unless Tenant, within 30 days after Tenant’s receipt thereof, shall reasonably and in good faith question or contest any item therein by giving written notice to Landlord, specifying each item questioned or contested and the reason therefor. In response to such written notice, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (“Expense Information”). Landlord shall make the Expense Information available to Tenant at the Premises or at Landlord’s place of business in the Washington, D.C. metropolitan area. If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm selected by Tenant from among the 5 largest (as measured by the number of certified public accountants) operating in the greater Washington, D.C. metropolitan area, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed), audit and/or review the Expense Information for the year in question (“Independent Review”). Landlord hereby approves Grant Thornton as Tenant’s independent accounting firm for all purposes under this Lease. Should Tenant elect to use a different independent accounting firm, Tenant’s selection shall be subject to Landlord’s approval as provided in this paragraph. The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review by means of deducting such costs from the next monthly installment(s) of Base Rent or refund such amount within 30 days if no Base Rent is due. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.

“Tenant’s Share” shall be the percentage set forth in the Basic Lease Provisions as Tenant’s Share. In calculating the Operating Expenses, no expense shall be charged more than once. Base Rent, Tenant’s Share of Operating Expenses, and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

6.          Security Deposit. Tenant shall deposit with Landlord, on or before January 31, 2012, a security deposit (“Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth in the Basic Lease Provisions, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (“Letter of Credit”): (i) substantially in the form of Exhibit G attached hereto and otherwise in form and substance reasonably satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution reasonably satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the State of Maryland. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit. On Landlord’s receipt of a replacement Letter of Credit that complies with the terms and conditions of this Section, Landlord shall return the unapplied cash to Tenant. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Upon any such use of all or any portion of the Security Deposit, Tenant shall pay Landlord within 5 business days after written demand the amount that will restore the Security Deposit (by posting a replacement Letter of Credit) to the amount set forth in the Basic Lease Provisions. Tenant hereby waives the provisions of any law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. Upon any such use of all or any portion of the Security Deposit, Tenant shall, within 5 business days after demand from Landlord, restore the Security Deposit to its original amount (by posting a replacement Letter of Credit). If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 90 days after the expiration or earlier termination of this Lease.

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If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

7.          Use. The Premises shall be used solely for the Permitted Use set forth in the Basic Lease Provisions, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 10 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into other space in the Project. From and after the Commencement Date, Tenant shall not place any machinery or equipment weighing 500 pounds or more in or upon the Premises unless Tenant shall have delivered to Landlord, at Tenant’s sole expense, a certification from a reputable structural engineer reasonably acceptable to Landlord stating that the placement of such heavy machinery or equipment will not adversely affect the structural integrity of the Project. Tenant shall be solely liable for any damage caused to the Project by the placement of such heavy machinery or equipment. Landlord hereby consents to the placement of the equipment located in the Premises as of the Commencement Date. Except as may be provided under the Work Letter and subject to the provisions of Section12 (Alterations and Tenant’s Property), Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project.

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(a)          Modifications to Premises. Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) or at Tenant’s expense (to the extent such Legal Requirement is applicable solely by reason of Tenant’s particular use of the Premises) make any alterations or modifications to the exterior of the Building and other portions of the Project outside of the Premises that are required by Legal Requirements, including the ADA; provided, however, that any such structural alterations or modifications shall be performed by Landlord at Landlord’s expense. Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement.

(b)          Access. Tenant will have uninterrupted access to the Premises (including access to all Operational Systems [as defined below]) 24 hours per day, 7 days per week; provided, however, that in the case of emergencies affecting the Building and in the event of pre-scheduled periodic repairs and maintenance affecting the Building, Tenant’s complete access to all areas of the Building may be reasonably limited.

8.          Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to (I) 150% of Rent in effect during the last 30 days of the Term for the first 30 day period of the holdover, (II) 175% of Rent in effect during the last 30 days of the Term for the second 30 day period of the holdover, and (III) 200% of Rent in effect during the last 30 days of the Term for the third 30 day period of the holdover, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over (including, from and after 90 days after the end of the Term, consequential damages if Landlord has advised Tenant in writing in advance that a particular tenant has signed a new lease with Landlord for the Premises and any particular consequential damages that Landlord may incur or suffer under such new lease as a result of Tenant’s holding over, including, without limitation, consequential damages that Landlord may incur or suffer by reason of Landlord’s inability to lease the Premises or deliver occupancy to such particular tenant). Tenant shall pay Base Rent and Tenant’s Share of Operating Expenses on a per diem basis at such monthly rental rate for each day that Tenant so retains possession. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

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9.          Taxes. Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes and any reduction in Taxes will be credited to the Operating Expenses during the Term or refunded to Tenant within 30 days if received after the expiration of the Term (which credit or refund shall be net of the costs and expenses [including attorneys’ fees] incurred by Landlord in obtaining any such reduction). Taxes shall not include any net income taxes imposed on Landlord except to the extent such net income taxes are in substitution for any Taxes payable hereunder. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

10.         Parking. Subject to all Legal Requirements, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the exclusive right to park in all parking areas, subject in each case to Landlord’s reasonable rules and regulations. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. Attached hereto as a part hereof as Exhibit A is a plan showing the parking areas located within the Project.

11.         Utilities, Services.

(a)          General. Tenant shall pay directly to the providers of the Utilities (as defined below) prior to delinquency the cost of all Utilities provided to the Project. For purposes of this Lease, “Utilities” means water, electricity, heat, light, power, telephone, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), and refuse and trash collection. The applicable Utilities are separately metered. Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation, for all maintenance charges for Utilities and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or, except as provided in Section 11(c) below, the abatement of Rent.

(b)          Generators. Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be to provide the emergency generators located in the Building as of the Commencement Date. Landlord shall have no obligation to maintain the generators or to provide Tenant with operational emergency generators or back-up power or to supervise, oversee or confirm that any third party maintaining the emergency generators is maintaining the generators as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the emergency generators when the emergency generators are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power. Tenant expressly acknowledges and agrees that Landlord does not guaranty that such emergency generators will be operational at all times or that emergency power will be available to the Premises when needed. Tenant shall, at its expense and at Landlord’s request, at all times during the Term maintain with qualified contractors maintenance and repair contracts (“Maintenance Contracts”) for the generator(s) and all Operational Systems, including, but not limited to, the HVAC units serving the Premises. The Maintenance Contracts shall be in form and content reasonably satisfactory to Landlord. Landlord shall be a third party beneficiary of the Maintenance Contracts and, within 30 days after Landlord’s request, Tenant shall deliver a copy of the Maintenance Contracts to Landlord.

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(c)          Service Interruption. Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur and such stoppage is due solely to the negligent acts or omissions of Landlord and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than 10 consecutive business days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then, to the extent that such Service Interruption is covered by rental interruption insurance carried by Landlord pursuant to this Lease, there shall be an abatement of 1 day’s Base Rent for each day during which such Service Interruption continues after such 10 business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding the Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. The rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean the following services: HVAC service, water, sewer, and electricity, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease. The provisions of this paragraph shall only apply as long as Novavax, Inc. is the tenant occupying the Premises under this Lease and shall not apply to any assignee or sublessee.

12.         Alterations and Tenant’s Property. For purposes of this Lease, any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) shall be referred to as “Alterations”.

(a)          Notice-Only Alterations. Tenant may construct Alterations in the Premises without Landlord’s prior consent if the aggregate cost of any such Alteration does not exceed $50,000, such work will not materially affect the structure or Building Systems as reasonably determined by Landlord, and such work will not affect the aesthetics of the exterior of the Building as reasonably determined by Landlord (collectively, a “Notice-Only Alteration”). Tenant shall notify Landlord in writing of such intended Notice-Only Alteration not less than 5 business days in advance of commencing construction.

(b)          Consent Alterations. Any Alterations other than a Notice-Only Alteration (such Alterations, “Consent Alterations”) shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned. Tenant’s written request for consent to any Consent Alteration shall be accompanied by plans, specifications, work contracts, and such other information concerning the nature and cost of the Consent Alteration, including the identities and mailing addresses of all persons performing work or supplying materials, as may be reasonably requested by Landlord, which written request for consent and accompanying materials shall be delivered to Landlord not less than 10 business days in advance of any proposed construction. Landlord shall respond to such request for consent within 7 business days of receipt of Tenant’s request. If Landlord does not respond to such request within such 7 business day period, Tenant shall send a second written notice to Landlord (together with a concurrent copy sent by a reputable overnight delivery service providing receipted evidence of delivery to Mr. Lawrence Diamond, Alexandria Real Estate Equities, Inc., 946 Clopper Road, Gaithersburg, Maryland 20878) requesting Landlord’s approval of the proposed Consent Alteration. If Landlord does not respond within 5 business days after receipt of such second notice, such request for Consent Alterations shall be deemed to have been approved by Landlord. Such second notice to Landlord shall state the following in bold face type in capitalized letters:

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LANDLORD’S FAILURE TO RESPOND WITHIN five (5) BUSINESS DAYS AFTER RECEIPT OF THIS request SHALL MEAN THAT LANDLORD HAS BEEN DEEMED TO HAVE APPROVED THE REQUEST FOR CONSENT ALTERATIONS DESCRIBED IN THIS REQUEST.

If Landlord approves (or is deemed to approve) any Consent Alterations, Landlord may impose such reasonable conditions on Tenant in connection with the commencement, performance, and completion of such Consent Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Landlord’s right to review plans and specifications and to monitor construction of Consent Alterations shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements.

(c)          General. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to the out of pocket expense incurred by Landlord in connection with third party review of any Consent Alteration, which amount shall not exceed an aggregate amount equal to 0.5% of the cost of such Consent Alteration. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

(d)          Insurance. With respect to any Consent Alteration costing in excess of $100,000, Tenant shall, at Tenant’s election, either evidence adequate cash balances, furnish security, or make other arrangements reasonably satisfactory to Landlord to assure payment for the completion of the Consent Alteration work free and clear of liens. With respect to all Alterations, Tenant shall provide (and cause each contractor or subcontractor to provide) certificates of insurance (in form and substance reasonably satisfactory to Landlord; form ACORD 28 [2006/07] is not satisfactory to Landlord) for workers’ compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Consent Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for the Consent Alterations. Upon completion of any Notice-Only Alterations, Tenant shall deliver to Landlord “as built” plans for the Notice-Only Alterations.

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(e)          Tenant’s Property; FF&E; Installations. Other than (i) the items, if any, listed on Exhibit F attached hereto, (ii) any items agreed by Landlord in writing to be included on Exhibit F in the future, and (iii) any trade fixtures, machinery, equipment and other personal property that may be removed without material damage to the Premises, which damage shall be repaired (including capping or terminating utility hook-ups behind walls) by Tenant during the Term (collectively, “Tenant’s Property”), all Alterations, real property fixtures, built-in machinery and equipment, built-in casework and cabinets and other similar additions and improvements built into the Premises so as to become an integral part of the Premises such as fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, chillers, built-in plumbing, electrical and mechanical equipment and systems (collectively, “Installations”), shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term and shall remain upon and be surrendered with the Premises as a part thereof in accordance with the provisions of this Section and Section 28 following the expiration or earlier termination of this Lease; provided, however, that (a) during the Term, Tenant shall have the right to remove, modify, and relocate its furniture, fixtures, and equipment (“FF&E”), and (b) at the expiration or earlier termination of this Lease, Tenant shall have the right to remove any FF&E. Tenant’s right to remove, modify, or relocate the FF&E as described in clauses (a) and (b) shall be subject to Tenant’s compliance with, and satisfaction of, the following conditions: (1) Tenant repairs any damage caused by the removal of any FF&E, and (2) the Premises will remain fully functional for use as office, research and development, and Good Manufacturing Practice (“GMP”) in good repair and working order, reasonable wear and tear excepted, and in a Comparable Configuration (as defined below) to the allocation of office and research and development space within the Premises on the Rent Commencement Date. Notwithstanding any contrary provision contained in this Lease, (A) at the expiration or earlier termination of the Term, title to any FF&E purchased with the Tenant Improvement Allowance (as distinct from any FF&E purchased with the Additional Tenant Improvement Allowance) shall automatically vest and convey to Landlord (and this Lease shall constitute a bill of sale for such FF&E conveying good and marketable title to such FF&E) and such FF&E shall be surrendered with the Premises, and (B) at the expiration of the Term (and not before) title to any FF&E purchased with the Additional Tenant Improvement Allowance shall automatically vest and convey to Tenant (and this Lease shall constitute a bill of sale for such FF&E conveying good and marketable title to such FF&E) and Tenant shall remove such FF&E from the Premises in accordance with the terms of this Lease. For purposes of this Lease, “Comparable Configuration” means that, after giving effect to any Alterations, the allocation of office and research and development space within the Premises shall not vary by more than 10% of the rentable square footage area of the Building as measured from the Rent Commencement Date, and (c) Landlord shall, at the time its approval of such Installation is requested or at the time it receives notice of a Notice-Only Alteration, notify Tenant if it has elected to cause Tenant to remove such Installation upon the expiration or earlier termination of this Lease. If Landlord so elects, Tenant shall remove such Installation upon the expiration or earlier termination of this Lease and restore any damage caused by or occasioned as a result of such removal, including, when removing any of Tenant’s Property which was plumbed, wired or otherwise connected to any of the Building Systems, capping off all such connections behind the walls of the Premises and repairing any holes. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

13.         Landlord’s Repairs. Landlord shall, at its expense, maintain the structural components (i.e., the footings, exterior walls, foundations, and structural steel columns and girders) of the Building in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees (including Collaborators [as defined below]) and contractors (collectively, “Tenant Parties”) excluded. Landlord shall, as an Operating Expense, maintain the Building’s façade and the parking lot, sidewalks, and landscaping within the Project in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any Tenant Parties excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when reasonably necessary (i) by reason of accident or emergency, or (ii) upon 5 business days’ notice to Tenant for planned repairs, alterations or improvements to the structural components of the Building, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption. Landlord shall, except in case of emergency, give Tenant 5 business days’ notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements to the structural components of the Building. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall have a reasonable opportunity to effect such repair. Subject to Tenant’s self-help rights set forth in Section 31 below, Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or, except as provided in Section 31 below, to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18. For purposes of this Lease, “Building Systems” means the exterior and parking areas of the Project, including the heating, ventilation, and air conditioning (“HVAC”), plumbing, fire sprinklers, and all other building systems serving the Premises and other portions of the Project.

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(a)          Report. Tenant has engaged (i) Jennerik Engineering (“Engineer”) to review, inventory, and test (Jennerik Study”) the mechanical, fire and life safety, electrical, and plumbing systems (collectively, the “Operational Systems”) to confirm that they are in good repair and working order (subject in all cases to normal wear and tear) and in compliance with applicable Legal Requirements (“Operational Systems Order”), and (ii) Gaudreau, Inc. to review, inventory, and test the structural elements of the Building to confirm that they are in Operational Systems Order (“Gaudreau Study”). The results of the Jennerik Study shall be contained in a report (“Jennerik Report”) submitted to Landlord and Tenant. The results of the Gaudreau Study shall be contained in a report (“Gaudreau Report”; the Jennerik Report and the Gaudreau Report are hereinafter collectively referred to as the “Reports”) submitted to Landlord and Tenant. Tenant shall pay for the cost of the Jennerik Report, and Landlord shall, within 15 days after written request therefor, reimburse Tenant for 50% of such cost. Tenant shall, at its sole cost and expense, pay for the cost of the Gaudreau Report. Landlord shall, at no expense to Tenant, cause any deficiencies set forth in the Reports (excepting, however, any deficiencies caused by Tenant or any Tenant Party, for which Landlord shall have no responsibility to remedy or correct) to be remedied so that the Operational Systems are in Operational Systems Order. Tenant acknowledges that Landlord and Intercell may agree to allocate the responsibility for remedying such deficiencies as between Landlord and Intercell, which deficiencies shall be remedied by no later than the Intercell Sublease Commencement Date or as soon as reasonably practicable thereafter.

(b)          Card Reader System. As of the Commencement Date, a card reader access system that controls access to the Building on an after-hours basis and on holidays recognized by the federal government is located within the Building.

(c)          Annual Inspection Report. From and after the Rent Commencement Date, on no less than 5 business days prior notice to Tenant, Landlord shall have the right, at its sole cost and expense, to conduct an annual inspection of the Premises with a consultant selected by Landlord for the purpose of ensuring that Tenant is complying with its repair and maintenance obligations under this Lease. Landlord shall use commercially reasonable efforts to minimize disturbance with Tenant’s Permitted Use in connection with such inspection. If such inspection reveals any noncompliance by Tenant with such obligations, Tenant shall promptly bring such matters into compliance at its sole cost and expense. No such inspection shall release or discharge Tenant from such obligations if such inspection fails to reveal any noncompliance by Tenant with such obligations.

14.         Tenant’s Repairs. Except as expressly provided in Section 13, Tenant shall, at its expense, repair, replace and maintain in good condition all portions of the Project, including, without limitation, roof membrane of the Building, HVAC and Operational Systems, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term. Should Tenant fail to make any such repair or replacement or fail to maintain the Project, Landlord shall give Tenant notice of such failure. Subject to Force Majeure, if Tenant fails to commence cure of such failure within 15 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

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(a)          Notwithstanding any contrary provision contained in this Lease, if during the last 24 month period of the Term any Operational System is in need of replacement because it cannot reasonably be repaired, Landlord shall replace the Operational System (the replacement unit being referred to in this paragraph as the “Replacement Operational System”) at Landlord’s cost subject to the provisions of this paragraph. The cost of the Replacement Operational System shall be fully amortized in accordance with the Formula (as defined below) and reimbursed to Landlord as Additional Rent over the remainder of the Term (the reference to “Term” in this paragraph shall be deemed to include any applicable Extension Term). For purposes of this paragraph, “Formula” means that number, the numerator of which shall be the number of months of the Term remaining after the date on which the Replacement Operational System is installed, and the denominator of which shall be the amortization period (in months) equal to the useful life of the Replacement Operational System as determined under generally accepted accounting principles, such fraction multiplied by the cost of the Replacement Operational System. Landlord shall pay for the Replacement Operational System and during the remainder of the Term. Tenant shall reimburse Landlord as Additional Rent for Tenant’s amortized share thereof (determined as set forth above) in equal monthly installments in the same manner as the payment by Tenant to Landlord of Tenant’s Share of Operating Expenses.

15.         Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 20 days after the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property.

16.         Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, unless caused solely by the willful misconduct or gross negligence of Landlord. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.

17.         Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises, provided Landlord provides a certificate of insurance evidencing such additional insurance.

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Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises. The commercial general liability insurance policy shall name Landlord and Alexandria Real Estate Equities, Inc., and its and their respective members, officers, directors, employees, managers, and agents (collectively, “Landlord Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 30 days prior written notice shall have been given to Landlord from the insurer; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Copies of such policies (if requested by Landlord), or certificates of insurance (in form and substance satisfactory to Landlord; form ACORD 28 [2006/07] is not satisfactory to Landlord) showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant upon commencement of the Term and upon each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to commercially reasonable levels then being generally required of new tenants within the Project.

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18.         Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (“Restoration Period”). If the Restoration Period is estimated to exceed 12 months (“Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 5 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as reasonably needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 5 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, Landlord may terminate this Lease if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage, or if insurance proceeds are not available for such restoration. Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate this Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19.         Condemnation. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Project, then upon written notice by Landlord this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

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20.         Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a)          Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder (including any required payment associated with the Additional Tenant Improvement Allowance disbursed to Tenant during the term of the Intercell Sublease and before the Rent Commencement Date) when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 5 days of any such notice not more than twice in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b)          Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 20 days before the expiration of the current coverage.

(c)          Abandonment. Tenant shall abandon the Premises without (i) the release of the Premises of all Hazardous Materials Clearances and free of any residual impact from the Tenant HazMat Operations, and (ii) complying with the provisions of Section 28. For purposes of this paragraph, Tenant shall not be deemed to have abandoned the Premises if Tenant is actively engaged in decommissioning activities within the Premises or is maintaining the operating systems then located within the Premises in accordance with the terms and conditions of this Lease.

(d)          Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the occurrence of such action.

(e)          Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of Tenant’s obligations under this Lease within 20 days after any such lien is filed against the Premises.

(f)          Insolvency Events. Tenant shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) be dissolved or otherwise fail to maintain its legal existence.

(g)          Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 days after a second notice requesting such document.

(h)          Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 20 days after written notice thereof from Landlord to Tenant.

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Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 20 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 20 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 60 days from the date of Landlord’s notice.

21.         Landlord’s Remedies.

(a)          Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (“Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Except as expressly set forth in clause (d) below, Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b)          Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum of 6% of the overdue Rent as a late charge (provided that Tenant shall not be required to pay such late charge upon the first occurrence of a late payment by Tenant of Rent during any 12 month period). The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c)          Re-Entry. Landlord shall have the right, immediately or at any time thereafter, without further notice to Tenant (unless otherwise provided herein), to enter the Premises, without terminating this Lease or being guilty of trespass, and do any and all acts as Landlord may deem necessary, proper or convenient to cure such default, for the account and at the expense of Tenant, any notice to quit or notice of Landlord’s intention to re-enter being hereby expressly waived, and Tenant agrees to pay to Landlord as Additional Rent all damage and/or expense incurred by Landlord in so doing, including interest at the Default Rate, from the due date until the date payment is received by Landlord.

(d)          Termination. Landlord shall have the right to terminate this Lease and Tenant’s right to possession of the Premises and, with or without legal process, take possession of the Premises and remove Tenant, any occupant and any property therefrom, using such force as may be necessary, without being guilty of trespass and without relinquishing any rights of Landlord against Tenant, any notice to quit, or notice of Landlord’s intention to re-enter being hereby expressly waived. Landlord shall be entitled to recover damages from Tenant for all amounts covenanted to be paid during the remainder of the Term (except for the period of any holdover by Tenant, in which case the monthly rental rate stated at Section 8 herein shall apply), which may be accelerated by Landlord at its option, together with (i) all expenses of any proceedings (including, but not limited to, legal expenses and attorney’s fees) which may be necessary in order for Landlord to recover possession of the Premises, (ii) the expenses of the re-renting of the Premises (including, but not limited to, any commissions paid to any real estate agent, advertising expense and the costs of such alterations, repairs, replacements or modifications that Landlord, in its sole judgment, considers advisable and necessary for the purpose of re-renting), and (iii) interest computed at the Default Rate from the due date until paid; provided, however, that there shall be credited against the amount of such damages all amounts received by Landlord from such re-renting of the Premises, with any overage being refunded to Tenant. Landlord shall in no event be liable in any way whatsoever for failure to re-rent the Premises or, in the event that the Premises are re-rented, for failure to collect the rent thereof under such re-renting and, except as expressly provided in the following paragraph Tenant expressly waives any duty of the Landlord to mitigate damages. No act or thing done by Landlord shall be deemed to be an acceptance of a surrender of the Premises, unless Landlord shall execute a written agreement of surrender with Tenant. Tenant’s liability hereunder shall not be terminated by the execution of a new lease of the Premises by Landlord, unless that new lease expressly so states. In the event Landlord does not exercise its option to accelerate the payment of amounts owed as provided hereinabove, then Tenant agrees to pay to Landlord, upon demand, the amount of damages herein provided after the amount of such damages for any month shall have been ascertained; provided, however, that any expenses incurred by Landlord shall be deemed to be a part of the damages for the month in which they were incurred. Separate actions may be maintained each month or at other times by Landlord against Tenant to recover the damages then due, without waiting until the end of the term of this Lease to determine the aggregate amount of such damages. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or being dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

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Except as expressly provided in this paragraph and as a material inducement for Landlord to enter into this Lease, Tenant agrees and acknowledges that Landlord shall have no obligation whatsoever to mitigate any damages resulting from a Default by Tenant under this Lease. In case of a Default by Tenant under this Lease, Landlord’s sole obligation to so mitigate its damages shall be to list the Premises with a licensed broker, list the Premises on Co-Star (or its successor entity), and install (if permissible by the Legal Requirements) a “for lease” sign on or about the Project. On compliance with the foregoing criteria regarding the re-letting of the Premises after a Default by Tenant, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease regardless of any contrary Legal Requirement in effect on the Commencement Date or at the time of Tenant’s Default. Tenant waives and releases, to the fullest extent permissible under any Legal Requirement, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord.

(e)          Lien for Rent. Upon any Default by Tenant in the payment of Rent or other amounts owed hereunder, Landlord shall have a lien upon the property of Tenant in the Premises for the amount of such unpaid amounts, and Tenant hereby specifically waives any and all exemptions allowed by law. In such event, Tenant shall not remove any of Tenant’s property from the Premises except with the prior written consent of Landlord, and Landlord shall have the right and privilege, at its option, to take possession of all Tenant’s property in the Premises, to store the same on the Premises, or to remove it and store it in such place as may be selected by Landlord, at Tenant’s risk and expense. If Tenant fails to redeem the personal property so seized, by payment of whatever sum may be due Landlord hereunder (including all storage costs), Landlord shall have the right, after twenty (20) days written notice to Tenant of its intention to do so, to sell such personal property so seized at public or private sale and upon such terms and conditions as may appear advantageous to Landlord, and after the payment of all proper charges incident to such sale, apply the proceeds thereof to the payment of any balance due to Landlord on account of rent or other obligations of Tenant pursuant to this Lease. In the event there shall then remain in the hands of Landlord any balance realized from the sale of said personal property, the same shall be paid over to Tenant. The exercise of the foregoing remedy by Landlord shall not relieve or discharge Tenant from any deficiency owed to Landlord which Landlord has the right to enforce pursuant to any of the provisions of this Lease. Tenant shall also be liable for all expenses incident to the foregoing process, including any auctioneer or attorney’s fees or commissions. At Tenant’s request, Landlord shall subordinate its lien rights as set forth in this paragraph to the lien, operation, and effect of any bona fide third party financing for equipment, trade fixtures, leasehold improvements, and/or working capital pursuant to a subordination agreement in form and substance reasonably acceptable to Landlord. Such subordination shall be limited to specific items of equipment and shall not be in the form of a blanket lien subordination.

(f)          TI Costs. Tenant acknowledges that Landlord has agreed to fund significant leasehold improvement costs pursuant to the Work Letter effective as of the date Tenant has delivered the Security Deposit to Landlord in accordance with Section 6 and thus before the Rent Commencement Date. If Tenant Defaults or repudiates this Lease before the Rent Commencement Date, in addition to Landlord’s rights and remedies under this Lease, Tenant shall be liable to Landlord for all TI Costs (as defined in the Work Letter) incurred by Landlord, other direct damages Landlord has incurred by reason of such Default or repudiation (excluding, however, consequential damages), and all other rights and remedies provided at law or in equity.

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(g)          Other Remedies. In addition to the foregoing, Landlord, at its option, without further notice or demand to Tenant, shall have all other rights and remedies provided at law or in equity.

22.         Assignment and Subletting.

(a)          General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby more than 50% of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22.

(b)          Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 10 days, but not more than 30 days, before the date Tenant desires the assignment or sublease to be effective (“Assignment Date”), Tenant shall give Landlord a notice (“Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 10 business days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent, in its sole and absolute discretion, if the proposed assignment, hypothecation or other transfer or subletting concerns 25% or less (together with all other then effective subleases) of the Premises, (iii) refuse such consent, which consent shall not be unreasonably withheld, delayed, or conditioned, if the proposed subletting concerns (together with all other then effective subleases) more than 25% of the Premises (provided that Landlord shall further have the right to review and reasonably approve or disapprove the proposed form of sublease prior to the effective date of any such subletting), or (iv) terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee equal to $1,500 in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents.

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(c)          Permitted Assignment. Notwithstanding the foregoing, Tenant shall have the right, upon 30 days’ prior written notice to Landlord but without obtaining Landlord’s prior written consent, to (i) assign this Lease or sublet any portion of the Premises to any entity controlling, controlled by, or under common control with Tenant (a “Permitted Assignment”), provided that Landlord shall have the right to approve the form of any such sublease or assignment, and (ii) permit a business entity that is a contractor or collaborator of Tenant, or otherwise has a business relationship with Tenant, and is providing Tenant services in the course of Tenant’s business operations at the Premises or is occupying the Building in furtherance of such business relationship with Tenant (a “Collaborator”) to use a portion of the Premises for any Permitted Use; provided, however, that (A) Tenant receives no compensation for such Collaborator use, (b) the entity remains a Collaborator for the entire duration of such use and the entity is not indicated on the Building directory or any signage on the Premises, and (c) the entity occupies no more than 25% of the rentable area of the Premises (“Collaborator Occupancy”). Such Collaborator Occupancy shall not be deemed a sublease or assignment hereunder, nor shall it vest in any such Collaborator any right, title, or interest in this Lease or the Premises nor shall it relieve, release, impair, or discharge any of Tenant’s obligations hereunder. Tenant shall ensure that the Collaborator complies with the terms of this Lease, including, but not limited to, the obligation to obtain and maintain the insurance coverages as more fully described in Section 17 (Insurance). In connection with a Permitted Assignment, Landlord shall not have the right to elect an Assignment Termination and, in the case of a Permitted Assignment not involving a sublease, Tenant shall not be required to share Excess Rents (as defined below) with Landlord.

Tenant shall have the right, as a Permitted Assignment, to assign this Lease, upon 20 days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity that is a successor-in-interest to Tenant, by way of merger, consolidation, or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring this Lease, and (ii) the net worth (as determined in accordance with GAAP) of the assignee is not less than the net worth (as determined in accordance with GAAP) of Tenant as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants, and conditions of this Lease arising after the effective date of the assignment.

(d)          Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i)          that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under this Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii)         A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

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(e)          No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. Other than with respect to a Permitted Assignment, if the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees, legal costs, free rent or rent abatement, and any design or construction fees directly related to and required pursuant to the terms of any such sublease) (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 20 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(f)          No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under this Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(g)          Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee of Tenant has been required by any prior landlord pursuant to the terms of the lease agreement between such prior landlord and Tenant, lender, or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee, Landlord shall have the absolute right to refuse to consent to any assignment to any such party.

23.         Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, be conclusive upon Tenant that this Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

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24.         Quiet Enjoyment. So long as Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25.         Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26.         Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not enforce such rules and regulations in a discriminatory manner.

27.         Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Tenant hereby appoints Landlord attorney-in-fact for Tenant irrevocably (such power of attorney being coupled with an interest) to execute, acknowledge and deliver any such instrument and instruments for and in the name of Tenant and to cause any such instrument to be recorded. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. From and after the Commencement Date, Landlord shall obtain from any Holder of a Mortgage covering any or all of the Project or the Premises a subordination, non-disturbance, and attornment agreement (“SNDA”) on Holder’s standard form (which form shall be reasonably acceptable to Landlord and Tenant) in favor of Tenant assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Landlord represents to Tenant that, as of the Commencement Date, the Project is not encumbered by a Mortgage. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.

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28.         Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord or approved hereunder, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least 60 days prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (“Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord, such approval not to be unreasonably withheld, conditioned, or delayed. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary and non-confidential information concerning Tenant HazMat Operations as Landlord shall reasonably request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of this Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Landlord shall use reasonable efforts to request that such third parties maintain the confidentiality of such report.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

To the extent in Tenant’s possession or control, Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29.         Waiver of Jury Trial. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

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30.         Environmental Requirements.

(a)          Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents, and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises, but such indemnification excludes the matters described in Section 30(i) below. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld, conditioned, or delayed.

(b)          Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from keeping and using Hazardous Materials in types and minimal amounts customary for housekeeping purposes in an office setting (which such activities are not subject to the reporting or other obligations of this Section 30(b)), or using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List whenever any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (“Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by Tenant or any Tenant Party prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion unless the withholding of consent would materially interfere with Tenant’s ability to use the Premises for the Permitted Use; in that situation, Landlord and Tenant shall cooperate in identifying the least intrusive and lowest risk alternative for the installation of such tanks); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

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(c)          Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that, to Tenant’s actual knowledge, (i) Tenant has not been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or resulted from Tenant’s action or use of the property in question, and (ii) Tenant is not subject to any pending enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required report to any Governmental Authority). If this representation and warranty was not true as of the date of this Lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d)          Testing. Landlord shall have the right to conduct reasonably-scoped annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the reasonable cost of such annual test of the Premises; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures reasonably acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, but only if a Default is continuing hereunder or Landlord has a reasonable basis to believe that Tenant’s use of the Premises has resulted or threatens to result in a release of Hazardous Materials at, on, or from the Premises, or Landlord is so required by any Governmental Authority or Legal Requirement, then Landlord shall, upon at least 5 days’ advance written notice to Tenant, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary and non-confidential information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. Any such testing shall be performed only by qualified consultants who possess adequate types and amounts of insurance, and shall be performed in a manner that does not unreasonably interfere with Tenant’s use of the Premises for the Permitted Use. If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the reasonable costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e)          Underground Tanks. If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any such tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

(f)          Obligations. Each party’s obligations under this Section 30 shall survive the expiration or earlier termination of this Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials for which Tenant is responsible under this Section 30 (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

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(g)          Reports. Whenever Landlord requests reports, documents, or other materials from Tenant relating to Hazardous Materials under this Lease and such reports, documents or materials contain Tenant’s trade secrets or proprietary information, as a condition to the production of such reports Tenant may redact any trade secrets or proprietary information from such reports, documents, or other materials as long as any information regarding Hazardous Materials is not so redacted.

(h)          Definitions. As used herein, (i) the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder, and (ii) the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(i)          Past Contamination. If the applicable Governmental Authority requires that Landlord remediate Hazardous Materials contamination on the Project, which contamination predates the Intercell Sublease Commencement Date, Landlord shall remediate the contamination in accordance with applicable Legal Requirements at no cost or expense to Tenant. To the extent (and only to the extent) covered by Landlord’s pollution legal liability insurance, Landlord hereby agrees to hold harmless Tenant from any Environmental Claims that existed, accrued, or arose prior to the Intercell Sublease Commencement Date, and that Tenant did not cause, contribute to, or exacerbate.

31.         Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

Notwithstanding the foregoing, if any claimed Landlord default hereunder will immediately, materially, and adversely affect Tenant’s ability to conduct its business in the Premises (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, but in any event within 4 business days of obtaining knowledge of such claimed Material Landlord Default, give Landlord written notice of such claim and telephonic notice to Tenant’s principal contact with Landlord. Landlord shall then have 4 business days to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion. If Tenant failed to give Landlord the notice required hereunder within 4 business days of learning of the conditions giving rise to the claimed Material Landlord Default, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder. If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion, and shall be entitled to recover the costs of such cure (but not any consequential or other damages) from Landlord, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder, subject to the limitations set forth in the immediately preceding sentence of this paragraph and the other provisions of this Lease.

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All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32.         Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose; provided, however, that (a) to the extent on-going, closed manufacturing processes that require quarantine are occurring at the Premises, access to the affected portion of the Premises shall be permitted on not less than 5 days’ prior written notice, and (b) Landlord shall respect those areas of the Premises that Tenant designates as secure or proprietary, or both, and shall coordinate with Tenant to protect the security of these areas. During any such entry, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations and shall comply with Tenant’s reasonable safety, security, and environmental regulations that are uniformly and routinely imposed by Tenant on any Tenant Party as long as such regulations do not adversely affect or materially increase the cost of Landlord’s performance of its activities on the Premises. Except in the case of emergencies, Landlord shall use commercially reasonable efforts to perform any repairs or maintenance activities during the non-business hours of the Building, and Landlord shall promptly restore any damage caused by Landlord during any such repair or maintenance. Landlord may erect a suitable sign on the Premises stating that the Project is available for sale and, in the last year of the Term, that the Premises are available for let. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder.

33.         Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34.         Force Majeure. Neither Landlord nor Tenant shall be responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the reasonable control of such party (“Force Majeure”); provided, however, that in no event shall Force Majeure excuse Tenant from performing any monetary obligation under this Lease.

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35.         Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Scheer Partners. Scheer Partners shall be paid by Landlord pursuant to a separate agreement between Landlord and Scheer Partners. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 35, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

36.         Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37.         Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations, and discussions, whether oral or written, of the parties, and there are no warranties, representations, or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

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38.         Signs; Exterior Appearance.

(a)          General. Except as set forth in this Section 38, Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type acceptable to Landlord. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants.

(b)          Identification. Tenant shall have the exclusive right, at its sole cost and expense and in compliance with all applicable Legal Requirements, to install and affix to any level of the Building roof line and on a monument sign at the main Building entrance and parking entrances for parking areas serving exclusively the Building signs bearing Tenant’s name and its then current corporate logo (collectively, “Identification Signage”); provided, however, that Landlord shall have the right to display its standard logo on such monument signs. Such signage right shall be personal to Novavax, Inc., except that such right may be assigned in connection with any Permitted Assignment. Landlord shall have the right to approve the place, size, and design of the Identification Signage, which approval shall not be unreasonably withheld, delayed, or conditioned. Tenant shall also have the right, at its sole cost and expense and in compliance with all applicable Legal Requirements, to install and affix a building mounted sign and to change the name on any monument sign in existence as of the date of this Lease.

39.         Right to Extend Term. Tenant shall have the right to extend the Term of this Lease upon the following terms and conditions:

(a)          Extension Rights. Tenant shall have 2 consecutive rights (each, an “Extension Right”) to extend the term of this Lease for 5 years each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than Base Rent) by giving Landlord written notice (“Extension Notice”) of its election to exercise each Extension Right at least 12 months prior, and no earlier than 16 months prior, to the expiration of the Base Term of this Lease or the expiration of any prior Extension Term.

Upon the commencement of any Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate as determined by Landlord and agreed to by Tenant. The Market Rate shall be based on the “as is” condition of the Premises without regard to any equipment or removable improvements paid for, and installed, by Tenant within the Premises.

If, on or before the date that is 120 days prior to the expiration of the Base Term of this Lease, or the expiration of any prior Extension Term, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during such subsequent Extension Term after negotiating in good faith, Tenant may by written notice to Landlord not later than 120 days prior to the expiration of the Base Term of this Lease, or the expiration of any then effective Extension Term, elect arbitration as described in Section 39(b) below. If Tenant does not elect such arbitration, Tenant shall be deemed to have waived any right to extend, or further extend, the Term of this Lease and all of the remaining Extension Rights shall terminate.

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(b)          Arbitration.

(i)          Within 10 days of Tenant’s notice to Landlord of its election to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)         The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii)        An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (A) shall be (1) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater Washington, D.C. metropolitan area, or (2) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Washington, D.C. metropolitan area, (A) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (C) be in all respects impartial and disinterested.

(c)          Rights Personal. The Extension Rights are personal to Novavax, Inc. and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that the Extension Rights may be assigned in connection with any Permitted Assignment of this Lease.

(d)          Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Rights shall not be in effect and Tenant may not exercise any of the Extension Rights: (i) during any period of time that Tenant is in Default of any monetary provision under this Lease; or (ii) if Tenant has been in Default of any monetary provision under this Lease 3 or more times, regardless of whether the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, regardless of whether the Defaults are cured.

(e)          No Extensions. The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

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(f)          Termination. The Extension Rights shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any Default by Tenant under any monetary provision under this Lease; or (ii) Tenant has Defaulted under any monetary provision under this Lease 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, regardless of whether such Defaults are cured.

40.         Roof Equipment. As long as Tenant is not in Default at the time of installation thereof, Tenant shall have the right, subject to compliance with all Legal Requirements, to install, maintain, and remove on the top of the roof of the Building one or more satellite dishes, communication antennae, or other equipment (all of which having a diameter and height reasonably acceptable to Landlord) for the transmission or reception of communication of signals as Tenant may from time to time desire, as well as mechanical equipment, dunnage for equipment, and other related equipment (all of which having dimensions reasonably acceptable to Landlord) (collectively, the “Roof Equipment”) on the following terms and conditions:

(a)          Requirements. Tenant shall submit to Landlord (i) the plans and specifications for the installation of the Roof Equipment, (ii) copies of all required governmental and quasi-governmental permits, licenses, and authorizations that Tenant will and must obtain at its own expense, with the cooperation of Landlord, if necessary for the installation and operation of the Roof Equipment, and (iii) an insurance policy or certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance as reasonably required by Landlord for the installation and operation of the Roof Equipment. Landlord shall not unreasonably withhold or delay its approval for the installation and operation of the Roof Equipment; provided, however, that Landlord may reasonably withhold its approval if the installation or operation of the Roof Equipment (A) may damage the structural integrity of the Building, (B) may void, terminate, or invalidate any applicable roof warranty, (C) may interfere with any service provided by Landlord, (D) may reduce the leasable space in the Building, or (E) is not properly screened from the viewing public.

(b)          No Damage to Roof. If Tenant or its agents shall cause any damage to the roof during the installation, operation, and removal of the Roof Equipment such damage shall be repaired promptly at Tenant’s expense and the roof shall be restored in the same condition it was in before the damage. Landlord shall not charge Tenant Additional Rent for the installation and use of the Roof Equipment. If, however, Landlord’s insurance premium or Tax assessment increases as a result of the Roof Equipment, Tenant shall pay such increase as Additional Rent within 20 days after receipt of a reasonably detailed invoice from Landlord. Tenant shall not be entitled to any abatement or reduction in the amount of Rent payable under this Lease if for any reason Tenant is unable to use the Roof Equipment. In no event whatsoever shall the installation, operation, maintenance, or removal of the Roof Equipment by Tenant or its agents void, terminate, or invalidate any applicable roof warranty.

(c)          Protection. The installation, operation, and removal of the Roof Equipment shall be at Tenant’s sole risk. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including, but not limited to, attorneys’ fees) of every kind and description that may arise out of or be connected in any way with Tenant’s installation, operation, or removal of the Roof Equipment.

(d)          Removal. At the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove the Roof Equipment from the Building. Tenant shall leave the portion of the roof where the Roof Equipment was located in good order and repair, reasonable wear and tear excepted. If Tenant does not so remove the Roof Equipment, Tenant hereby authorizes Landlord to remove and dispose of the Roof Equipment and charge Tenant as Additional Rent for all reasonable costs and expenses incurred by Landlord in such removal and disposal. Tenant agrees that Landlord shall not be liable for any Roof Equipment or related property disposed of or removed by Landlord.

(e)          No Interference. The Roof Equipment shall not interfere with the proper functioning of any equipment or devices that have been installed by Landlord before the date of the installation of the Roof Equipment.

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(f)          Access. Landlord grants to Tenant the right of ingress and egress on a 24 hour 7 day per week basis to install, operate, and maintain the Roof Equipment. Landlord shall supply Tenant with the name, telephone, and pager numbers of the contact individual(s) responsible for providing access during emergencies.

(g)          Appearance. If permissible by Legal Requirements, the Roof Equipment shall be painted the same color as the Building.

(h)          No Assignment. Except in connection with any Permitted Assignment of this Lease and in cases where Landlord has consented to an assignment of this Lease or a subletting of all or part of the Premises in accordance with the terms and conditions of this Lease, the right of Tenant to use and operate the Roof Equipment shall be personal solely to Novavax, Inc., and (i) no other person or entity shall have any right to use or operate the Roof Equipment, and (ii) Tenant shall not assign, convey, or otherwise transfer to any person or entity any right, title, or interest in all or any portion of the Roof Equipment or the use and operation thereof.

41.         Right of First Negotiation. If during the Term Landlord desires to sell its fee interest in the Project, then prior to making an offer or proposal or accepting any offer or proposal for such sale, Landlord shall first give Tenant the opportunity (“Right of First Negotiation”) to purchase such fee interest subject to the following terms and conditions:

(a)          Notice of Intent to Sell. Landlord shall notify Tenant of Landlord’s intent to sell the Project, which notice shall include the purchase price and other terms upon which Landlord is willing to sell the Project (“Notice of Intent to Sell”). If Tenant wishes to purchase the Premises upon the terms and conditions set forth in the Notice of Intent to Sell, then within 10 days after Tenant’s receipt of the Notice of Intent to Sell Tenant shall give Landlord written notice (“Offer Exercise Notice”) of its election to exercise its right to purchase the Project. Failure of Tenant to respond within such 10 day period shall be deemed an election not to exercise Tenant’s right to purchase granted herein; provided, however, that Tenant agrees to confirm promptly such deemed waiver by executing a written waiver. For a period of 15 days after the date of Landlord’s receipt of the Offer Exercise Notice, Landlord and Tenant shall negotiate in good faith for Tenant’s purchase of the Project on the terms and conditions set forth in the Notice of Intent to Sell or on such other terms and conditions as may be acceptable to Landlord and Tenant. If Landlord and Tenant are unable to reach agreement and enter into a mutually agreeable term sheet within such 15 day time period, Landlord shall have the right to sell the Premises to whomever it desires; provided, however, that (i) the purchase price to be paid by the prospective purchaser shall not be less than 95% of the purchase price set forth in the Notice of Intent to Sell, and (ii) the other terms and conditions offered to the prospective purchaser shall be substantially the same as those set forth in the Notice of Intent to Sell. For purposes of this Section 41 and Section 42 (Right of First Refusal), such terms and conditions shall consist solely of the allocation of any applicable recordation and transfer taxes, the amount of any earnest money deposit, the duration of any due diligence inspection period, the determination of the closing date, and, if specified, the survival period for any representations and warranties. If (y) the proposed purchase price on the sale of the Project to the prospective purchaser is less than 95% of the purchase price set forth in the Notice of Intent to Sell or if the other terms and conditions offered to the prospective purchaser are not substantially the same as those set forth in the Notice of Intent to Sell, or (z) the closing under the purchase and sale agreement with the prospective purchaser does not occur by the first anniversary of the Notice of Intent to Sell, Landlord shall be required to give Tenant another Notice of Intent to Sell specifying the proposed terms of sale and affording Tenant the opportunity, once again, to elect to purchase the Project on the terms so specified, in accordance with the provisions hereof.

(b)          Affiliate Transactions. Notwithstanding anything to the contrary contained herein, this Section shall not require Landlord to provide Tenant with a Notice of Intent to Sell prior to selling or transferring its interest in the Project to an Affiliated Entity (as defined below). As used herein, an “Affiliated Entity” means an entity owned or controlled by Landlord, or any member of Landlord, or an entity under common control with Landlord.

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(c)          Entity Transfers. Nothing set forth in this Section shall restrict, limit, or prevent Landlord from (i) making an assignment of its interest in this Lease for security, (ii) admitting party(ies) as members of the limited liability company that constitutes Landlord or (iii) granting to lenders or others equity interests in the limited liability company that constitutes Landlord.

(d)          Termination. Provided Tenant has been afforded the rights granted to Tenant in this Section, Tenant’s right to purchase the Premises pursuant to Section shall forever terminate automatically upon the consummation of a sale of the Project to a third party purchaser. Tenant shall confirm the termination of its rights hereunder by executing a written termination and providing such further assurances thereof as Landlord may reasonably request.

(e)          Rights Personal. The Right of First Negotiation is personal to Novavax, Inc. and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that the Right of First Negotiation may be assigned in connection with any Permitted Assignment of this Lease.

(f)          Exceptions. Notwithstanding anything set forth above to the contrary, the Right of First Negotiation shall not be in effect and Tenant may not exercise the Right of First Negotiation: (i) during any period of time that Tenant is in Default; (ii) if Tenant has been in Default 3 or more times, regardless of whether the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Right of First Negotiation, regardless of whether the Defaults are cured; or (iii) if the sale of the Project is part of a sale of other assets of Landlord or its affiliates and such sale is not intentionally designed solely to defeat the Right of First Negotiation.

(g)          Not Binding on Lenders. Subject to Tenant’s rights under any SNDA, this Section 41 shall not be binding on any holder of a Mortgage encumbering all or any part of the Project created by Landlord or on any purchaser at any foreclosure proceeding or sale or any sale in lieu of a foreclosure affecting all or any part of the Project.

42.         Right of First Refusal. If during the Term Landlord receives a bona fide written offer (“Purchase Offer”) for the purchase of the Project on terms and conditions that Landlord is willing to accept, Landlord shall give Tenant the right (“Right of First Refusal”) to purchase the Project subject to the following terms and conditions:

(a)          Purchase Offer Notice. Landlord shall notify Tenant in writing of Landlord’s receipt of the Purchase Offer (“Purchase Offer Notice”), which Purchase Offer Notice shall contain a copy of the Purchase Offer. For a period of 15 days after the date of Tenant’s receipt of the Purchase Offer Notice, Landlord and Tenant shall negotiate in good faith for Tenant’s purchase of the Project on the terms and conditions set forth in the Purchase Offer Notice. If Landlord and Tenant are unable to execute and deliver a binding contract of sale within such 15 day period, Landlord shall be able to sell the Premises to whomever it desires for a period of 1 year after the expiration of such 15 day period; provided, however, that (i) the purchase price to the prospective purchaser shall not be less than 95% of the purchase price set forth in the Purchase Offer Notice, and (ii) the other terms and conditions offered to the prospective purchaser shall be substantially the same as those set forth in the Purchase Offer Notice. If the proposed purchase price on the sale of the Project to the prospective purchaser is less than 95% of the purchase price set forth in the Purchase Offer Notice or if the other terms and conditions offered to the prospective purchaser are not substantially the same as those set forth in the Purchase Offer Notice, Landlord shall be required to give Tenant another Purchase Offer Notice specifying the proposed terms of sale and affording Tenant the opportunity, once again, to elect to purchase the Project on the terms so specified, in accordance with the provisions hereof.

(b)          Affiliate Transactions. Notwithstanding anything to the contrary contained herein, this Section shall not require Landlord to provide Tenant with a Purchase Offer Notice prior to selling or transferring Landlord’s interest in the Project to an Affiliated Entity.

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(c)          Entity Transfers. Nothing set forth in this Section shall restrict, limit, or prevent Landlord from (i) making an assignment of its interest in this Lease for security, (ii) admitting party(ies) as members of the limited liability company that constitutes Landlord or (iii) granting to lenders or others equity interests in the limited liability company that constitutes Landlord.

(d)          Termination. Provided Tenant has been afforded the rights granted to Tenant in this Section, Tenant’s right to purchase the Premises pursuant to Section shall forever terminate automatically upon the consummation of a sale of the Project to a third party purchaser. Tenant shall confirm the termination of its rights hereunder by executing a written termination and providing such further assurances thereof as Landlord may reasonably request.

(e)          Rights Personal. The Right of First Refusal is personal to Novavax, Inc. and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that the Right of First Refusal may be assigned in connection with any Permitted Assignment of this Lease.

(f)          Exceptions. Notwithstanding anything set forth above to the contrary, the Right of First Refusal shall not be in effect and Tenant may not exercise the Right of First Refusal: (i) during any period of time that Tenant is in Default; (ii) if Tenant has been in Default 3 or more times, regardless of whether the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Right of First Refusal, regardless of whether the Defaults are cured; or (iii) if the sale of the Project is part of a sale of other assets of Landlord or its affiliates and such sale is not intentionally designed solely to defeat the Right of First Refusal.

(g)          Not Binding on Lenders. Subject to Tenant’s rights under any SNDA, this Section 42 shall not be binding on any holder of a Mortgage encumbering all or any part of the Project created by Landlord or on any purchaser at any foreclosure proceeding or sale or any sale in lieu of a foreclosure affecting all or any part of the Project.

43.         Miscellaneous.

(a)          Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b)          Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c)          Financial Information. Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent audited annual financial statements within 90 days of the end of each of Tenant’s fiscal years during the Term, and (ii) Tenant’s most recent Form 10K and 10Q promptly after the filing thereof.

(d)          Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

(e)          Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

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(f)          Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g)          Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h)          Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i)          Time. Time is of the essence as to the performance of Tenant’s obligations under this Lease.

(j)          OFAC. Tenant, and all beneficial owners of Tenant, are currently (i) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (ii) not listed on, and shall not during the Term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (iii) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k)          Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l)          No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(m)          Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

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(n)          Confidentiality. Except as otherwise provided in this Lease, the terms and conditions of this Lease shall be kept confidential by Landlord and Tenant and not disclosed to third-parties.

(i)          By Landlord. Notwithstanding the confidentiality provisions herein, Landlord may disclose the existence and/or contents of this Lease: (i) as and only to the extent required by Legal Requirements or in response to a request by a Governmental Authority; (ii) as necessary to (A) manage its investment in the Building or Project or (B) seek advice from existing or prospective professional advisors, including, without limitation, analysts, investors, tax preparers, bank personnel, brokers, business advisors, legal advisors, lenders, and financial advisors; (iii) as necessary to manage and enforce the terms of this Lease, (iv) if the information is already a matter of public record or generally known to the public, or (v) as otherwise reasonably necessary in the course of operations of the property or business of Landlord and its affiliates, including, without limitation, capital formation.

(ii)         By Tenant. Notwithstanding the confidentiality provisions herein, Tenant may disclose the existence and/or contents of this Lease: (i) as and only to the extent required by Legal Requirements or in response to a request by a Governmental Authority; (ii) as necessary to seek advice from existing or prospective professional advisors, including, without limitation, tax preparers, bank personnel, brokers, business advisors, legal advisors, lenders, and financial advisors; (iii) as necessary to manage and enforce the terms of this Lease, or (iv) if the information is already a matter of public record or generally known to the public.

(iii)        Press Release. Neither party shall issue a press release or other public announcement concerning the existence and/or contents of the Lease without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed, or conditioned).

[ Signatures on next page ]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

LANDLORD:

ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC,
a Delaware limited liability company

By:	ARE-GP/VI HOLDINGS QRS CORP.,
a Delaware corporation,
its managing member

By:	/s/ Eric S. Johnson
Name:	Eric S. Johnson
Title:	VP, Real Estate Legal Affairs

TENANT:

NOVAVAX, INC.,
a Delaware corporation

By:	/s/ Stanley C. Erck
Name:	Stanley C. Erck
Title:	President & CEO

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